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                                   Exhibit 99

                                   Exhibit 99

                              Internal Market Rules

         The following rules are to be applied to the operation of the DynCorp Internal Market. DynEx may, from time to time, change Market rules and procedures.

         It is anticipated that the Market will permit existing and new DynCorp stockholders to sell Shares on four predetermined dates each year (the "Trade Dates"). Such sales will be made at the prevailing Formula Price to eligible employees and directors of DynCorp and to trustees and administrators of DynCorp's qualified and non-qualified employee benefit plans. Any employee or director who resides in a state wherein direct individual purchase through the Market is permitted, whether by reason of registration under or exemption from state securities laws, is eligible for purposes of the Market. In addition, DynCorp will be authorized, but not obligated, to sell or purchase Shares in the Market, provided that DynCorp will not be both a seller and a purchaser on the same Trade Date.

         All record stockholders of common stock of DynCorp will be eligible to sell some or all of the shares owned by them on any Trade Date; in the case of shares owned beneficially, sales must be directed by the record holder and in accordance with any relevant instrument relating to the rights and obligations of the respective parties. In the event that the aggregate number of shares offered for sale by the sellers is greater than the aggregate number of shares sought to be purchased by authorized buyers and DynEx on a specific Trade Date, offers to sell will be treated in the following manner.

         (a) Offers to sell 500 Shares or less and up to the first 500 Shares if more than 500 Shares are offered by any seller will be accepted for purchase first. If, however, there are insufficient purchase orders to support the primary allocation of 500 Shares or less per seller, then the purchase orders will be allocated on an equal percentage of the first 500 Shares per seller, among all of the proposed sellers.

         (b) If additional purchase orders remain open after application of the foregoing process, the same procedure will be applied to remaining offers to sell the first 10,000 Shares remaining to be offered by each seller.

         (c) If additional purchase orders remain open after application of the foregoing process, offers to sell more than the first 10,500 Shares per seller addressed in (a) and (b) above will be accepted for purchase on a pro-rata basis based on the number of shares remaining to be offered by all sellers.

         (d) Subject to applicable legal or contractual restrictions and the availability of funds, DynCorp may, in its discretion, purchase sufficient Shares on each Trade Date so that each stockholder wishing to sell Shares will be able to sell additional Shares in accordance with the above preferences.

         If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority, in the order listed:

         1.        the administrator of the Employee Stock Purchase Plan;
         2.        the trustees of the Savings and Retirement Plan;
         3.        eligible employees and directors, on a pro rata basis; and
         4.        the trustees of the Employee Stock Ownership Plan.

         To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares for sale, DynCorp may, but is not obligated to, sell authorized, but unissued Shares in the Market.

         Buck Investment Services, an NASD- registered broker-dealer, will maintain the limited secondary market for DynCorp. Prior to each Trade Date, Buck Investment Services will notify record holders in writing of the pending Trade Date and price at which shares will be sold, and provide instructions regarding submission of stock certificates and other administrative requirements. Buck Investment Services will receive all sell orders from stockholders of record and buy orders from authorized buyers and DynCorp, if applicable. On each Trade Date, Buck Investment Services will clear trades on an agency only, unsolicited basis between sellers and buyers of Shares (including, to the extent applicable, DynCorp) according to the priority rules described above. Buck Investment Services will then forward payments to sellers, minus the commission, and will issue, in book-entry form unless certificated form is required by law, the Shares to the buyers. Commission provisions are discussed in the underlying agreement with Buck Investment Services.

         Individual sellers will pay a sales commission to Buck Investment Services of 2% of the sales price; the Company and the Savings and retirement Plan will not pay such a commission. Buyers will not pay any commission.

         For purchases by entities such as plan administrators, DynCorp will coordinate wire transfers of payments to Buck Investment Services' Special Reserve Account, established for the protection of customer funds, with transmittal instructions to be issued no later than noon on the first business day following the day Buck Investment Services advises DynCorp of the amount required. For purchases by individuals, deposits in good Federal Funds must be received by Buck Investment Services' Special Reserve Account prior to the trade date.

         Buck Investment Services will not buy or sell Shares for its own account.

         Shares issued as a result of purchases in the Market will be subject to the following restrictions regarding resale or other distribution of the shares:

         Shares purchased by any purchaser on the Internal Market may not be sold or transferred by the holder thereof to any third party, other than (1 by descent or distribution, (2) by bona fide gift, (3) by transfers within a trust, or other qualified tax-free entity, or distribution by the trust or such entity to a participant, in the case of an employee benefit plan, or a beneficial owner, in the case of another tax-free entity, or (4) by bona fide sale after the holder thereof has first offered in writing to sell the share to DynCorp at the same price and under substantially the same terms as apply to the intended sale and DynCorp has failed or declined in writing to accept such terms within 14 days of receipt of such written offer by the Corporate Secretary of DynCorp or has refused to proceed to a closing on the transaction within a reasonable time after such acceptance; provided, however, that the sale to the third party following such failure, declination, or refusal must be made on the same terms which were not previously accepted by the corporation and within 60 days following such event, or DynCorp must again be offered such refusal rights prior to a sale of such share; provided further, however, that this Section shall not apply to (A) any subsequent sale transaction made through the Internal Stock Market; (B) any transactions made at any time while the common stock is listed for trading on a national securities exchange or on the over-the-counter market; or (C) sales to the DynCorp Employee Stock Ownership Plan.

As amended April 15, 1998